Exhibit 99.1

FOR IMMEDIATE RELEASE

Newtek Business Services Completes the

Acquisition of CrystalTech Web Hosting, Inc.

New York, N.Y. – July 9, 2004 – Newtek Business Services, Inc. (NASDAQ: NKBS) (www.newtekbusinessservices.com), a provider of business services and financial products to the small to medium-sized business market, today announced that it has completed its previously announced acquisition of the business CrystalTech Web Hosting, Inc. The aggregate purchase price was $10,000,000 in cash and $250,000 in Newtek common stock with additional payments of up to a total of $1,250,000 in cash and $1,750,000 in Newtek common stock to be made if the business meets certain profitability benchmarks over the next two years.

Based in Phoenix, Arizona, CrystalTech is currently the third largest Microsoft Windows-only hosting company in the world, with approximately 30,000 customers, 80 percent of which are small to medium-sized businesses, a market which is also the core of Newtek’s market. CrystalTech is profitable, with net earnings in 2003 and 2002 of $2,299,740 and $235,547 on revenues of $5,524,165 and $3,762,057 respectively, and has also achieved customer account growth of approximately 1,100 new hosting accounts per month during 2004.

Barry Sloane, CEO of Newtek, stated, “This acquisition not only provides Newtek with a profitable revenue source, but also greatly enhances our ability to further one of our important strategic goals — to cross-market our existing menu of business and financial services to a large pre-existing customer base.”

Newtek Business Services, Inc. is a premier provider of business services and financial products to the small to medium-sized business market. Newtek’s core brands include:

•	Newtek Small Business Finance: small business and U.S. government-guaranteed lending services;

•	Newtek Merchant Solutions: electronic merchant payment processing solutions;

•	Newtek Financial Information Systems: outsourced bookkeeping & controller services;

•	Newtek Tax Services: tax filing, preparation and advisory services; and

•	Newtek Insurance Agency: customized business insurance (to be operational in 2004).

The statements in this release may contain forward-looking statements relating to such matters as anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s or CrystalTech’s actual results to differ materially from the anticipated results expressed in the Company’s forward looking statements such as intensified competition and/or operating problems and their impact on revenues and profit margins or additional factors as described in Newtek Business Services’ 2003 annual report on Form 10-K and subsequently filed registration statements.

Contacts:

Newtek Business Services

Barry Sloane

Chairman of the Board & CEO

212-356-9500

bsloane@newtekbusinessservices.com

Dave Gentry

Aurelius Consulting Group, Inc.

407-644-4256

dave@aurcg.com